HEWLETT-PACKARD COMPANY

       AMENDED AND RESTATED ARTICLES OF INCORPORATION




     FIRST:  The name of this corporation is HEWLETT-PACKARD
COMPANY.

     SECOND: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

     THIRD: This corporation elects to be governed by all of the provisions of the General Corporation Law of 1977 not otherwise applicable to it under Chapter 23 thereof.

     FOURTH: The number of directors of this corporation shall be not less than eleven (11) nor more than twenty-one (21). The exact number of directors shall be fixed and may be changed from time to time, within the limits specified above, by a by-law or amendment thereof duly adopted by the shareholders or by the Board of Directors.

     FIFTH: The total number of shares of all classes which the corporation shall have authority to issue shall be 1,500,000,000 which shall be divided into two classes, one to be designated "Common Stock" and to be constituted of 1,200,000,000 shares, each of a par value of $1.00, and a second class to be designated "Preferred Stock", and to be constituted of 300,000,000 shares, each of a par value of $1.00.

     Shares of Preferred Stock may be issued by the corporation from time to time in one or more series, with such designations, powers, privileges, preferences and relative, participating, optional or other rights, if any, and such qualifications, limitations or restrictions thereon, as are permitted by law and as the Board of Directors shall from time to time provide for and fix by resolution or resolutions duly adopted, including, without limitation, voting powers, if any (including multiple or fractional votes per share), dividend rights (including dividend preferences or limited or unlimited dividend participation), conversion rights, mandatory or optional redemption rights or restrictions and preferences, or limited or unlimited participation in the amount to be paid on liquidation, and the Board of Directors is hereby authorized to fix and determine the powers, privileges, preferences and rights of any series of Preferred Shares (including, but not limited to, applicable conversion or redemption rates or prices or dividend rates), and to fix the number of shares constituting any such series and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).

     No holders of shares of the corporation of any class, now or hereafter authorized, shall have any preferential or preemptive rights to subscribe for, purchase or receive any shares of the corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe for, purchase or receive any securities convertible to or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the corporation, except in the case of any shares of Preferred Stock to which such rights are specifically granted by any resolution or resolutions of the Board of Directors adopted pursuant to this Article FIFTH.

     Upon the filing in the Office of the Secretary of State of the State of California of the Certificate of Amendment of Amended Articles of Incorporation of this corporation whereby this Article FIFTH is amended to read as herein set forth, each issued and outstanding share of Common Stock of the corporation of the par value of $1 per share shall be thereby and thereupon split up and divided into two shares of the par value of $1 per share and each person at that time holding of record any issued and outstanding shares of Common Stock shall be entitled to receive a stock certificate or certificates to evidence and represent the additional shares of Common Stock to which he becomes entitled by reason of such stock split onthe basis of one additional share for each share so held of record. corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe for, purchase or receive any securities convertible to or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the corporation, except in the case of any shares of Preferred Stock to which such rights are specifically granted by any resolution or resolutions of the Board of Directors adopted pursuant to this Article FIFTH.

     SIXTH: Notwithstanding that no vote may be permitted by law or by any other Article hereof or by any resolution or resolutions of the Board of Directors providing for any series of Preferred Stock adopted pursuant to the provisions of Article FIFTH hereof or by any agreement between the corporation and any national securities exchange or otherwise, the vote of the shareholders of the corporation which shall be required to approve any Business Combination (as hereinafter defined) shall be as set forth in this Article SIXTH.

     (a) In addition to any affirmative vote required by law of any other provision hereof or any resolution or resolutions of the Board of Directors providing for any series of Preferred Stock adopted pursuant to the provisions of Article FIFTH hereof, and except as otherwise expressly provided in paragraph (b) of this Article SIXTH, none of the following transactions shall be consummated unless and until such transaction shall have been approved by the affirmative vote of the holders of at least 80 percent of the combined voting power of the outstanding shares of stock of all classes and series of the corporation entitled to vote generally in the election of directors ("Voting Stock")

          (1)  any merger or consolidation of the corporation with
     (i) any corporation which is an Interested Shareholder (as hereinafter defined) or (ii) any other corporation which after such merger or consolidation would be an Interested Shareholder or an Affiliate (as hereinafter defined) of an Interested Shareholder; or

          (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with any Interested Shareholder of (i) all or substantially all the assets of the corporation or any Subsidiary (as hereinafter defined) or Subsidiaries having in the aggregate a Fair Market Value (as hereinafter defined) in an amount which is more than 10 percent of the total value of the assets of the corporation and its consolidated subsidiaries as reflected on the most recent Balance Sheet (as hereinafter defined) of the corporation; or

          (3) any merger or consolidation of any Subsidiary or Subsidiaries having in the aggregate assets with a Fair Market Value as of the Announcement Date (as hereinafter defined) in an amount which is more than 10 percent of the total value of the assets of the corporation and its consolidated subsidiaries as reflected on the most recent Balance Sheet of the corporation with
     (i) any corporation which is an Interested Shareholder or an Affiliate thereof or (ii) any other corporation which after such merger or consolidation would be an Interested Shareholder or any Affiliate of an Interested Shareholder; or

          (4) the issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of related transactions) to an Interested Shareholder of any securities of the corporation or any Subsidiary in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value as of the Announcement Date of $500,000,000 or more, other than the issuance of securities upon the conversion or exchange of securities of the corporation or in exchange for securities of any Subsidiary which were acquired by an Interested Shareholder from the corporation or a Subsidiary in a Business Combination (as hereinafter defined) which was approved by a vote of the shareholder pursuant to this Article SIXTH; or

          (5) the adoption of any plan or proposal for the liquidation of any substantial part of the corporation proposed by or on behalf of any Interested Shareholder; or

          (6) any reclassification of any securities of the corporation (including any reverse stock split), any recapitalization of the capital stock of the corporation, any merger or consolidation of the corporation with or into any of its Subsidiaries, or any other transaction (whether or not with or involving any Interested Shareholder), which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of stock or series thereof of the corporation or of any Subsidiary directly or indirectly Beneficially Owned (as hereinafter defined) by any Interested Shareholder or as a result of which the shareholders of the corporation would cease to be shareholders of a corporation incorporated under the laws of the State of California having, as part of its articles of incorporation, provisions to the same effect as this Article SIXTH and the provisions of Article EIGHTH of these Amended Articles of Incorporation relating to amendments or changes to this Article SIXTH.

     The term "Business Combination" as used in this Article SIXTH shall mean any transaction or proposed transaction which is referred to in any ne or more of the foregoing subparagraphs (1) through (6) of this paragraph (s) of this Article SIXTH.

     (b) The provisions of paragraph (a) of this Article SIXTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such vote of shareholders, if any, as is required by law and any other Article hereof of by the terms of any resolution or resolutions of the Board of Directors providing for any series of Preferred Stock adopted pursuant to the provisions of Article FIFTH hereof or any agreement between the corporation and any national securities exchanges or otherwise, if such Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined) at the time or if all the conditions specified in each of the following subparagraphs (1), (2), (3), (4) and (5) are satisfied:

          (1)  the transaction constituting the Business
     Combination shall provide for a consideration per share to be received by all holders of shares of Common Stock in exchange for all of their shares of Common Stock, and the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of any consideration other than cash to be received per share by holders of Common Stock in such Business Combination, shall be at least equal to the higher of the following:

               (i)  if the Announcement Date of such Business
     Combination is within five years of the Determination Date (as hereinafter defined) in respect of the Interested Shareholder involved in such Business Combination, the higher, if applicable, of (A) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by such Interested Shareholder for any shares of Common Stock which are or were at any time within such five-year period Beneficially Owned by such Interested Shareholder and were acquired by it at any time within such five-year period or (B) the price per share equal to the Fair Market Value per share of Common Stock on the Announcement Date of such Business Combination multiplied by the ratio of (x) the price determined pursuant to the foregoing clause (A) to (y) the average of the Fair Market Values of a share of Common Stock over each trading day in the period of 90 days prior to such Determination Date, or

               (ii) the average of the Fair Market Values of a share of Common Stock over each trading day in the period of 90 days prior to the Announcement Date of such Business
     Combination;

provided, however, that the price referred to in the foregoing clauses
(i)(A) and (ii) of this subparagraph (1) shall be adjusted to reflect fairly any stock dividend, stock split, reverse stock split, combination of shares, recapitalization, reorganization or similar event affecting the number of shares of Common Stock outstanding and the market price per share of outstanding shares of Common Stock which has occurred after the date as of which such price is determined; and

     (2) the holders of shares of Common Stock and of any other class or series of Voting Stock shall have the right, at their option, to receive payment in cash of the consideration to be received by holders of shares of Common Stock or of any other class or series of Voting Stock in the Business Combination, if cash were previously paid by the Interested Combination, if cash were previously paid by the Interested Shareholder involved in such Business Combination in order to acquire any shares of Common Stock within the five-year period immediately prior to the Announcement Date; and

     (3) after the Determination Date in respect of the Interested Shareholder involved in such Business Combination and prior to the consummation of such Business Combination;

          (i)  except as approved by a majority of the
     Disinterested Directors, there shall have been no failure to declare and have available for payment at the regular dates therefor, the full amount of any dividends (whether or not cumulative) accrued on any series of Preferred Stock or any other class of stock or series thereof having a preference over the Common Stock as to dividends; and

          (ii) there shall have been (A) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any split or subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (B) an increase in such annual rate of dividends (as necessary to prevent any such reduction) in the event of any reclassification (including any reverse stock split or combination of shares), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and

     (4) after the Determination Date in respect of the Interested Shareholder involved in such Business Combination, such Interested Shareholder shall not have received the benefit, directly or indirectly (except as a stockholder of the corporation, in proportion to its stockholding), of any loans, advances, guarantees or similar financial assistance (collectively, "Financial Assistance") provided by the corporation, whether in anticipation of or in connection with such Business Combination or otherwise, unless the transaction constituting the Business Combination shall provide for a consideration to be received by the holders of shares of Common Stock in exchange for all of their shares of Common Stock in an amount equal to the amount required under the foregoing subparagraph (1) plus the total amount of the Fair Market Value of all such Financial Assistance; and

     (5) a proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall, at the corporation's expense, be mailed to stockholders of the corporation at least 30 days prior to the consummation of such Business combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act, rules or regulations or subsequent provisions), and the Disinterested Directors, if there are any at the time, shall have been provided a reasonable opportunity to state their views therein with respect to such proposed Business Combination and to include therewith an opinion of an independent investment banker selected by the Disinterested Directors with respect to such Business Combination.

     (c)  For purposes of this Article SIXTH:

          (1) an "Affiliate" of a person shall mean any person who, directly or indirectly, controls, is controlled by or is under common control with such person.

          (2) An "Announcement Date" with respect to any Business Combination means the date on which the proposal of such Business Combination is first publicly announced.

          (3) An "Associate" means (i) with respect to a corporation or association, any officer or director thereof or of a subsidiary thereof, (ii) with respect to a partnership, any general partner thereof or any limited partner thereof having a 10 percent ownership interest in such partnership, (iii) with respect to a business trust, any officer or trustee thereof or of any subsidiary thereof, (iv) with respect to any other trust or an estate, any trustee, executor or similar fiduciary and any person who has a substantial interest as a beneficiary of such trust or estate, (v) with respect to a natural person, the spouses and children thereof and any other relative thereof or of the spouse thereof who has the same home, and (vi) any Affiliate of any such person.

          (4) "Balance Sheet" as of any particular time means the most recent, publicly available consolidated balance sheet of the corporation and its consolidated subsidiaries audited by the corporation's independent public accountants.

          (5) A person shall be "Beneficial Owner" of, or have "Beneficial Ownership" of or "Beneficially Own", any Voting
     Stock over which such person or any of its Affiliates or Associates, directly or indirectly, through any contract, arrangement, understanding or relationship, has or shares or, upon the exercise of any conversion right, exchange right, warrant, option or similar interest (whether or not then exercisable) would have or share, either (i) voting power (including the power to vote or to direct the voting) of such security or (ii) investment power (including the power to dispose or direct the disposition) of such security. For the purposes of determining whether a person is an Interested Shareholder, the number of shares of Voting Stock deemed to be outstanding shall include any share Beneficially
     Owned by such person even though not actually outstanding, but shall not include any other shares of Voting Stock which are not outstanding but which may be issuable to other persons pursuant to any agreement, arrangement or understanding, or upon exercise of any conversion right, exchange right, warrant, option or similar interest.

          (6) "Consolidated Transaction Reporting System" means the system of reporting securities information operated under the authority of Rule 11Aa3-1 under the Securities Exchange Act of 1934, as amended, as such rule may from time to time be amended, and any successor rule or rules.

          (7)  "Determination Date" in respect of an Interested
     Shareholder means the date on which such Interested Shareholder first became an Interested Shareholder.

          (8) "Disinterested Director" with respect to a Business Combination means any member of the Board of Directors of the corporation who is not an Affiliate or Associate of, and was not directly or indirectly a nominee of, any Interested Shareholder involved in such Business Combination or any Affiliate or Associate of such Interested Shareholder and who either (i) was a member of the Board of Directors prior to the time that such Interested Shareholder became an Interested Shareholder or (ii) is a successor of a Disinterested Director and was nominated to succeed a Disinterested Director by a majority of the Disinterested Directors on the Board of Directors at the time of his nomination. Any reference to "Disinterested Directors" shall refer to a singly Disinterested Director is there by but one. Any matter referred to in this Article SIXTH as requiring action of, or approval by, a majority of the Disinterested Directors shall mean an action taken or approval given by the Board of Directors without giving effect to the vote of any Director who is not a Disinterested Director and the affirmative vote of a majority of the Disinterested Directors.

          (9) "Fair Market Value" as of any particular date means: (i) in the case of stock (including Voting Stock of the corporation) which is traded on any securities exchange or in the over-the-counter market, the average for the trading days during the thirty-day period immediately preceding the date in question of the closing sale price of such stock on the New York Stock
     Exchange Composite Tape, or, if such stock is not quoted on the Composite Tape, on the New York Stock exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, of the last sales price at 4:00 p.m. reported in the Consolidated Transaction Reporting
     System (as heretofore defined) or, if such stock is not so reported, the average of the highest reported bid and the lowest reported asked quotation for a share of such stock furnished by the National Association of Securities Dealers Automated Quotation System or any successor quotation reporting system or, if quotations are not available in such system, as furnished by the National Quotation
     Bureau Incorporated or any similar organization furnishing quotations and, of no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith and (ii) in the case of stock of any class or series which is not traded on any securities exchange or in the over-the-counter market or in the case of property other than cash or stock or in the case of Financial Assistance, the fair market value of such stock, property or Financial Assistance, as the case may be, on the date in question as determined by a majority of the Disinterested
     Directors in good faith.

          (10) "Interested Shareholder" shall mean any person, other than the corporation, any Subsidiary or any employee benefit plan of the corporation or any Subsidiary, who or which:

               (i) is the Beneficial Owner, directly or indirectly of shares of Voting Stock which are entitled to case 20 percent or more of the total votes which all of the then outstanding shares of Voting Stock are entitled to case in the election of directors or is an Affiliate or Associate of any such person or

               (ii) acts with any other person as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding or disposing of securities of the corporation, and such group is the Beneficial Owner, directly or indirectly, of shares of Voting Stock which are entitled to cast 20 percent or more of the total votes which all of the then outstanding shares of Voting Stock are entitled to case in the election of directors, and any reference to a particular Interested Shareholder involved in a Business Combination shall also refer to any Affiliate or Associate thereof, an predecessor thereto and any other person acting as a member of a partnership, limited partnership, syndicate or group with such particular Interested Shareholder within the meaning of the foregoing clause (ii) of this subparagraph (10).

          (11) a "person" shall mean any individual, firm, corporation (which shall include a business trust), partnership, joint venture, trust or estate, association or other entity.

          (12) "Subsidiary" in respect of the corporation means any corporation or partnership of which a majority of any class of its equity securities is owned, directly or indirectly, by the corporation.

     (d) A majority of the Disinterested Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article SIXTH, including, without limitation: (i) whether a person is an Interested Shareholder, (ii) the number of shares of Voting Stock Beneficially Owned by any person, (iii) whether a person is an Affiliate or Associate of another person, (iv) whether the requirements of paragraph (b) of this Article SIXTH have been met with respect to any Business Combination, (v) whether two or more transactions constitute a "series of related transactions" for purposes of paragraph (a) of this Article SIXTH, and (vi) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Combination has, (A) an aggregate Fair Market Value of $500,000,000 or more or (B) represent in the aggregate more than 10 percent of the total value of the assets of the corporation and its consolidated subsidiaries. The good faith determination of a majority of the Disinterested Directors on such matters shall be conclusive and binding for all purposes of this Article SIXTH.

     (e) Nothing contained in this Article SIXTH shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

     SEVENTH: Any action required or permitted to be taken by the shareholders of the corporation must be effected at a duly called annual or special meeting of shareholders of the corporation and may not be effected by any consent in writing by the shareholder.

     EIGHTH: (a) The corporation reserves the right at any time and from time to time to amend, alter, change, or repeal any provisions contained herein, and other provisions authorized by the laws of the State of California at the time in force may be added or inserted, in the manner now or hereafter prescribed by law, and all rights, preferences, and privileges of whatsoever nature conferred upon stockholders, directors, or any other persons whomsoever by or pursuant to these Articles of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

     (b) In addition to any requirements of law and any other provisions hereof or any resolution or resolutions of the Board of Directors providing for any series of Preferred Stock adopted pursuant to Article FIFTH hereof (and notwithstanding the fact that approval by a lesser vote may be permitted by law, and any other provision hereof or any such resolution or resolutions), the affirmative vote of the holders of 80 percent or more of the combined voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, this Article EIGHTH or Article SIXTH or SEVENTH hereof.

NINTH: (a) The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     (b) To the fullest extent expressly permitted by Section 317 of the Corporations Code, the corporation shall indemnify any Agent who is a natural person and who was or is a party or is threatened to be made a party to any Proceeding. In addition, the corporation shall have authority to adopt a resolution or by-law, enter into an agreement, or take other corporate action pursuant to which the corporation may be permitted or required to indemnify an Agent for breach of duty to the corporation or its shareholders in excess of the indemnification expressly permitted by
Section 317 of the Corporation Code, provided however that no Agent may be indemnified for acts or omissions or transactions from which a director may not be relieved of liability pursuant to paragraph (a) of this Article NINTH, or as to circumstances in which indemnity is expressly prohibited by Section 317 of the Corporations Code.

     (c) In serving or continuing to serve the corporation, an Agent is entitled to rely and shall be presumed to have relied on any rights granted pursuant to the foregoing provisions of this Article NINTH, which shall be enforceable as contract rights and continue when the Agent has ceased to be an Agent and inure to the benefit of the heirs, executors and administrators of the Agent.

     (d) The Board of Directors is authorized, to the fullest extent permissible under California law, to cause the corporation to pay expenses incurred by Agents in defending Proceedings and to purchase and maintain insurance on their behalf whether or not the corporation would have the power to indemnify them under the provisions of this Article NINTH or otherwise.

     (e) Any right or privilege conferred by or pursuant to this Article NINTH shall not be exclusive of any other rights to which any Agent may otherwise be entitled.

     (f)  As used in this Article NINTH:

          (1)  "Agent" has the meaning given to such term by
Section 317 of the Corporation Code.

          (2) "Indemnify" means to hold harmless against expenses (including without limitation attorneys' fees and any expenses of establishing a right to indemnification), judgments, fines, settlements and other amounts actually and reasonably incurred by an Agent in connection with a Proceeding;

          (3) "Proceeding" means any threatened, pending or completed action, whether civil, criminal, administrative or investigative; and

          (4)  "Section 371 of the Corporations Code" refers to
Section 317 of the Corporations Code of the State of California, as from time to time amended, and includes any successor provisions of such code or successor law.

3. The foregoing amendment of articles of incorporation has been duly approved by the Board of Directors.

4. The foregoing amendment of articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation on the record date for the vote on this matter was 253,556,020. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

3. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing amendment of the Amended Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 257,695,788. The number of shares voting in favor of this amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.